Exhibit 4.3

Amendment 1 to Registration Rights Agreement

This amendment (the “Amendment”) to that certain Registration Rights Agreement by and between Vertical Branding, Inc. f/k/a MFC Development Corp. (the “Company”) and Gottbetter Capital Finance, LLC (“Buyer”) dated as of July 31, 2006 (the “Registration Rights Agreement”) is entered into by and between the Company and the Required Holders listed below this __ day of August, 2007 (the “Effective Date”).  Capitalized terms used herein that are not otherwise defined shall meaning assigned to them in the Registration Rights Agreement.  This Amendment is made with reference to the following facts:

a.

The Company has filed and twice amended a Registration Statement pursuant to the requirements of the Registration Rights Agreement as modified by certain irrevocable waivers executed from time to time by the Required Holders (collectively the “Waivers”);

b.

As a result of delay in securing the effectiveness of the Registration Statement and pursuant to Section 2.f. of the Registration Rights Agreement, as modified by the Waivers applicable thereto, the exercise price of the Warrants as of the date of this Amendment is $0.50 (the “Adjusted Exercise Price”);

c.

The Company and the Required Holders have recently reached an understanding with respect to possible redemption of the Notes on or before September 30, 2007 (the “Early Redemption”), which the Company and the Required Holders believe to be in their mutual best interests;

d.

In order to facilitate Early Redemption, the Company expects to promptly withdraw the Registration Statement and, if necessary, re-file such Registration Statement in accordance with the Registration Rights Agreement as amended hereby.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

As of the Effective Date, the definition included as Section 1.d. of the Registration Rights Agreement shall be amended and restated as follows:

“’Effectiveness Deadline’ means the date which is ninety (90) calendar days after the Filing Deadline.”

2.

 As of the Effective Date, the definition included as Section 1.e. of the Registration Rights Agreement shall be amended and restated as follows:

“’Filing Deadline’ means October 31, 2007.”

3.

As of the Effective Date, the definition included as Section 1.i. of the Registration Rights Agreement shall be amended and restated as follows:

“’Registrable Securities’ means (i) the Conversion Shares issued or issuable upon conversion of the Notes, and (ii) any capital stock of the Company issued or issuable with respect to the Conversion Shares or the Notes as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on conversions of the Notes.”

4.

As of the Effective Date, the definition included as Section 1.l. of the Registration Rights Agreement shall be amended and restated as follows:

“’Required Registration Amount’ means Three Million Six Hundred Thousand (3,600,000) shares of Common Stock.”

5.

As of the Effective Date, Section 2.a. of the Registration Rights Agreement shall be amended and restated as follows:

Mandatory Registration.  The Company shall prepare, and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC the Registration Statement on Form SB-2 covering the resale of the Required Registration Amount.  The Company shall use its commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Effectiveness Deadline. By 9:30 am on the Business Day following the Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

6.

As of the Effective Date, Section 2.e. of the Registration Rights Agreement shall be amended and restated as follows:

Sufficient Number of Shares Registered.  In the event the number of shares available under a Registration Statement filed pursuant to Section 2(a) is insufficient to cover all of the Registrable Securities or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(b), the Company shall amend the applicable Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, as soon as commercially practicable, but in any event not later than six (6) months after the effectiveness of a preceding Registration Statement covering the Required Registration Amount or other portion of the Registrable Securities. The Company shall use its commercially reasonable best efforts to cause such amendment and/or new Registration Statement (hereafter referred to as a “Subsequent Registration Statement”) to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of shares of Common Stock available for resale under the Registration Statement is less than 200% of the number of Conversion Shares issued and issuable pursuant to the Notes as of the trading day immediately preceding the applicable date of determination. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on the conversion of the Notes or the exercise of the Warrants and such calculation shall assume that the Notes are then convertible into shares of Common Stock at the then prevailing Conversion Rate.

7.

As of the Effective Date, Section 2.f. of the Registration Rights Agreement shall be amended and restated as follows:

Effect of Failure to File and Maintain Effectiveness of Registration Statement.  If (i) a Registration Statement covering the Required Registration Amount is not filed by the Filing Deadline, or a Subsequent Registration Statement is not filed within the timeframe applicable thereto (each, a “Filing Failure”), or (ii) a Registration Statement covering the Required Registration Amount is not declared effective by the SEC on or before the Effectiveness Deadline (or, if a Filing Failure shall have occurred, on or before the date that is ninety (90) days after the date of filing of the Registration Statement), or a Subsequent Registration Statement is not declared effective by the SEC on or before the date that is ninety (90) days after the date on which such Subsequent Registration Statement was required to be filed (or, if a Filing Failure shall have occurred, on or before the date that is ninety (90) days after the date of filing of the Subsequent Registration Statement) (in either case, an “Effectiveness Failure”); or (iii) on any day after the Effective Date of a Registration Statement (including a Subsequent Registration Statement) sales of all the Registrable Securities required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 3(r)) or as required by Section 3(s) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register a sufficient number of Shares of Common Stock) (a “Maintenance Failure”) then, as relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying Shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall issue to each Investor a warrant to purchase the number of shares of Common Stock determined by dividing (x) one percent (1%) of the amount of principal then outstanding on the Notes held by such Investor by (y) the Fair Market Value (defined below) of one share of Common Stock (the “Additional Warrant”).  The exercise price of the Additional Warrant shall be Fair Market Value and shall be substantially in the form attached hereto as Exhibit A.  For purposes of this provision, Fair Market Value means the Weighted Average Price (as defined in the Notes) for the ten (10) trading days preceding the date of the Filing, Effectiveness or Maintenance Failure, as the case may be; provided, however, in determining the number of shares underlying an Additional Warrant, in no event shall the Fair Market Value be less than $0.37 or greater than $1.00.  An Additional Warrant shall be issued upon the occurrence of a Filing, Effectiveness or Maintenance Failure and an Additional Warrant shall be issued for each thirty (30) day period that a Filing, Effectiveness or Maintenance Failure shall continue to exist, with the number of shares and exercise price of each such Additional Warrant based on the Fair Market Value as of the date such Additional Warrant became due hereunder.

8.

Except as specifically modified by this Amendment, the Registration Rights Agreement shall remain unchanged and in full force and effect.

9.

The Waivers applicable to rights and obligations arising under the Registration Rights Agreement are superseded by this Amendment.

10.

a.

Any notices or other communications required or permitted to be given under the terms of this Amendment must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Vertical Branding, Inc.

16000 Ventura Blvd., Suite 301

Encino, CA 91436

Telephone:

(818) 926-4900

Facsimile:

(818) 926-4885

Attention:

Nancy Duitch

If to Company Legal Counsel:

Richardson Patel LLP

10900 Wilshire Blvd., Suite 500

Los Angeles, CA 90024

Telephone:

(310) 208-1182
Facsimile:

(310) 208-1154

Attention:

Peter Hogan

If to a Required Holder:

Gottbetter Capital Management LLC

488 Madison Ave., 12th Floor

New York, NY 10022

Telephone:

(212) 400-6990

Facsimile:

(212) 400-6999

Attention:

Michael Chorske

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

b.

All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment in that jurisdiction or the validity or enforceability of any provision of this Amendment in any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c.

This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Amendment supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

d.

This Amendment shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

e.

This Amendment may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Amendment, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Amendment bearing the signature of the party so delivering this Amendment.

f.

The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

g.

This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

IN WITNESS WHEREOF, the Required Holders and the Company have caused their respective signature page to this Amendment 1 to Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

VERTICAL BRANDING INC.

By:	/s/
Name:
Title:

REQUIRED HOLDERS:

GOTTBETTER CAPITAL FINANCE, LLC		GOTTBETTER CAPITAL MASTER LTD.

By:		By:
Name:	Adam S. Gottbetter	Name:	Adam S. Gottbetter
Title:	CEO	Its:	Director